SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          ALYDAAR SOFTWARE CORPORATION
             (Exact name of registrant as specified in its charter)

        North Carolina                                    87-0399301
(State or other jurisdiction of                          (IRS Employer
incorporation or organization)                        Identification No.)

       2101 Rexford Road, Suite 250 West, Charlotte, North Carolina 28211
                    (Address of Principal Offices) (Zip Code)

                      THE 1997 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                 Richard Blumberg, Esq., McLaughlin & Stern, LLP
                     260 Madison Avenue, New York, NY 10016
                                  212-448-1100
               (Address and telephone number of agent for service)

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the securities herein begun as soon as practicable after such effective date.

                         Calculation of Registration Fee
                                                         Proposed                Proposed
       Title of                                          maximum                  maximum                Amount of
   securities to be            Amount to be           offering price        aggregate offering          registration
      registered                registered               per unit                  price                    fee

     Common Stock            200,000 shares 1             $14.06                $2,812,500               $830.00 2
       par value
    $.001 per share

         1 This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1997 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Alydaar Software Corporation.

         2 Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as Amended, on the basis of 100% of the average of the high and low prices reported on the NASDAQ National Market System on June 10, 1998.

                                     PART II

               Information Required in the Registration Statement


Item 3 - Incorporation of Certain Documents by Reference

         (1) Alydaar Software Corporation (the "Registrant") hereby incorporates by reference into this Registration Statement, pursuant to General Instruction "E" to Form S-8 the contents of the Registration Statement filed with the Securities and Exchange Commission (the "Commission") on Form 10 (File No. 0-22325) pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 (the "Exchange Act") , which contains a description of the Registrant's Common Stock.

     (2) The Registrant's Annual Report on From 10-K for the year ended December 31, 1997.

         (3) The Registrant's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998, as filed with the Commission on May 15, 1998.

         (4) The Registrant's Report on Form 8-K as filed with the Commission on May 28, 1998.

         (5) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4 - Description of Securities

         Not Applicable

Item 5 - Interests of Financial Experts and Counsel

         Not Applicable

Item 6 - Indemnification of Directors and Officers

         Reference is made to the North Carolina Business Corporation Act, G.S. 55-8-52 and 55-8-56, which provides that a North Carolina corporation must indemnify a director or officer, who has been wholly successful on the merits or otherwise, in the defense of any actual or threatened proceeding to which he was or was threatened to be made a party because he is or was a director or officer of the Corporation. This statutory right of indemnification covers all reasonable expenses incurred by the officer or director in connection with the provision, including counsel fees.

         A North Carolina corporation can eliminate an individual's statutory right to indemnification. However, the Company's By-Laws provide that directors and officers shall have the right to be indemnified "to the fullest extent permitted by law" and further provide that expenses incurred by an officer or director may be paid in advance of the final disposition of any investigation, action, suit or proceeding, but in the case of a current director or officer, only upon receipt of an undertaking by or on behalf of that director or officer to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company under the laws of the State of North Carolina.

         In addition, a North Carolina corporation may, but is not required to, indemnify a director or officer against liability who has been named or threatened to be named a party to a proceeding because he is or was acting in that capacity if the officer or director (i) conducted himself in good faith,
(ii) had the reasonable belief that it was in the corporation's best interest if he was acting in his official capacity, or if not acting in an official capacity, a reasonable belief that his conduct was not opposed to the corporation's best interest and (iii) had no reasonable cause to believe his conduct was unlawful, in the case of criminal proceedings. With respect to management and administration of The 1997 Employee Stock Purchase Plan (the "Plan"), the director or officer would satisfy the "reasonable belief" requirement, set forth in (ii) above, if he reasonably believed he was acting in the best interests of the participants and beneficiaries of the Plan. A North Carolina corporation may also purchase and maintain insurance on behalf of the officer or director against liability incurred by him in that capacity whether or not the corporation would have the power to indemnify him under the statutory provisions of North Carolina.

Item 7 - Exemption From Registration Claimed

         Not Applicable

Item 8 - Exhibits

    3.1(a)  Articles of Incorporation of Daar Inc.*
    3.1(b) Articles of Merger of Alydaar Software Corporation into Daar, Inc.* 3.1(c) Plan of Merger*
    3.2     Amended and Restated  By-Laws of Alydaar  Software  Corporation*
    5.1     Opinion of McLaughlin & Stern, LLP (1)
   10.6     Amended 1997 Employee Stock Purchase Plan*
   10.7     Amendment to The 1997 Employee Stock Purchase Plan (1)
   23.1     Consent of Holtz, Rubenstein & Co., LLP (1)
   23.2     Consent of McLaughlin & Stern (included in, and incorporated by
               Exhibit 5.1 hereto) (1)

*  Previously filed with Form 10.
(1)  Filed herewith.

Item 9 - Undertakings

         The Registrant hereby undertakes:

         (1) To file, during any period which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly cause this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 12th day of June, 1998.

                                      ALYDAAR SOFTWARE CORPORATION

                                   By:/s/ Robert F. Gruder
                                      Robert F. Gruder, Chief Executive Officer,
                                      President and Chairman of the Board


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Robert F. Gruder and V. Hollis Scott his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


Signature               Title                                      Date
---------               -----                                      ----
/s/ Robert F. Gruder    Chief Executive Officer, President         June 12, 1998
Robert F. Gruder        and Chairman of the Board

/s/ V. Hollis Scott     Chief Financial Officer, Secretary         June 12, 1998
V. Hollis Scott         and Director

/s/ Thomas J. Dudchik   Senior Vice President and Director         June 12, 1998
Thomas J. Dudchik

/s/ J. Alex McMillan    Director                                   June 12, 1998
J. Alex McMillan

/s/ John McCarthy       Director                                   June 12, 1998
John McCarthy

Index to Exhibits Filed Herewith

 5.1     Opinion of McLaughlin & Stern, LLP
23.1     Consent of Holtz, Rubenstein & Co., LLP
23.2     Consent of McLaughlin & Stern (included in, and incorporated by Exhibit
         5.1 hereto)